COTY ANNOUNCES SECOND QUARTER FISCAL YEAR 2026 RESULTS

Q2 Performance Broadly in Line with Outlook
Cash Flow and Wella Divestiture Strengthen Balance Sheet; Debt and Leverage at Nine-Year Lows
New Leadership Initiating "Coty. Curated." Strategic Framework
Continuing Strategic Review of Consumer Beauty

NEW YORK - February 5, 2026-- Coty Inc. (NYSE: COTY) (Paris: COTY) ("Coty" or "the Company") today announced its results for the second quarter of fiscal year 2026, ended December 31, 2025. Coty delivered Q2 results broadly in line with expectations, while significantly reducing its net debt and leverage to the lowest level in close to a decade.

“I'm truly excited and energized to join Coty at this pivotal moment," said Markus Strobel, Executive Chairman and Interim Chief Executive Officer.

"In my first month in the role, having visited our largest markets and key sites, it’s very clear to me that Coty has many top-notch assets and competitive advantages: highly attractive brands, best-in-class fragrance innovation capabilities, a vertically integrated business model, and a creative, entrepreneurial organization.

At the same time, our financial performance over the past year and a half has been disappointing, and our current share price reflects that reality. Both things are true: Coty has outstanding assets and capabilities, yet we have not been delivering at the level we should.

To step-change our performance and channel our strengths, we are initiating our "Coty. Curated." strategic framework, encompassing sharper priorities, more focused investments, improved execution, and increased support behind our core businesses. These actions are anchored in consumer demand and a relentless focus on sell-out and market share.

In parallel, we are continuing our portfolio review to identify opportunities to unlock shareholder value in both the near and long term, complemented by other value-driving opportunities, such as our recent divestiture of our remaining stake in Wella at the end of CY25, delivering on our commitment.

With greater focus and discipline, I believe Coty is well positioned to deliver consistent, profitable growth and realize its full potential."

RESULTS AT A GLANCE

	Three Months Ended December 31, 2025			Six Months Ended December 31, 2025
(in millions, except per share data)		Change YoY			Change YoY
COTY, INC.		Reported Basis	(LFL)(a)		Reported Basis	(LFL)(a)
Net revenues	$1,678.6	1%	(3%)	$3,255.8	(3%)	(6%)
Operating income - reported	148.2	(45%)		333.2	(34)%
Net (loss) income attributable to common shareholders - reported **	(126.9)	<(100%)		(62.3)	<(100%)
Operating income - adjusted*	274.3	(18%)		514.8	(19)%
Net income attributable to common shareholders - adjusted* **	119.7	21%		225.7	(1)%
EBITDA - adjusted	330.2	(15%)		626.3	(17)%
EPS attributable to common shareholders (diluted) - reported	$(0.14)	<(100%)		$(0.07)	<(100%)
EPS attributable to common shareholders (diluted) - adjusted*	$0.14	27%		$0.26	—%
(a) LFL results for the three and six months ended December 31, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.
*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

Three Months Ended December 31, 2025, Summary Results

For the three months ended December 31, 2025, compared to the three months ended December 31, 2024:

•Net revenue of $1,678.6 million increased 1% on a reported basis and included a 4% benefit from foreign exchange (FX). On a like-for-like (LFL) basis, net revenue declined 3%.
•Prestige net revenue of $1,133.6 million, representing 68% of the Company's total sales, increased 2% on a reported basis and declined 2% on a LFL basis.
•Consumer Beauty net revenue of $545.0 million, representing 32% of the Company's total sales, decreased 2% on a reported basis and 6% on a LFL basis.
•Reported gross margin of 63.8% decreased 290 basis points year-over-year.
•Adjusted gross margin of 64.2% decreased 260 basis points year-over-year.
•Reported operating income of $148.2 million declined from reported operating income of $268.2 million in the prior year, resulting in a reported operating margin of 8.8%.
•Adjusted operating income of $274.3 million declined 18%. The adjusted operating margin of 16.3%, reflected a 370 basis point decline.
•Reported net loss of $126.9 million compared to reported net income of $20.4 million in the prior year. The reported net loss margin was 7.6%.
•Reported loss per share of $0.14 compared to reported earnings per share (EPS) of $0.02 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.04.
•Adjusted EPS of $0.14 improved from $0.11 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.04.
•Adjusted EBITDA of $330.2 million decreased 15% year-over-year. The adjusted EBITDA margin of 19.7% reflected a 370 basis point decline.
•Cash flow from operating activities was $559.7 million and free cash flow totaled $513.1 million.

Six Months Ended December 31, 2025, Summary Results

For the six months ended December 31, 2025, compared to the six months ended December 31, 2024:

•Net revenue of $3,255.8 million decreased 3% and included a 3% benefit from FX. On a LFL basis, net revenue decreased 6%.
•Prestige net revenue of $2,203.1 million, representing 68% of the Company's total sales, decreased 1% on a reported basis and declined 4% on a LFL basis.
•Consumer Beauty net revenue of $1,052.7 million, representing 32% of the Company's total sales, decreased 5% on a reported basis and 8% on a LFL basis.
•Reported gross margin of 64.1% decreased 200 basis points year-over-year.
•Adjusted gross margin of 64.3% decreased 180 basis points year-over-year.
•Reported operating income of $333.2 million declined from reported operating income of $506.0 million in the prior year, resulting in a reported operating margin of 10.2%.
•Adjusted operating income of $514.8 million declined 19%. The adjusted operating margin of 15.8%, reflected a 330 basis point decline.
•Reported net loss of $62.3 million compared to net income of $100.0 million in the prior year. The reported net loss margin was 1.9%.
•Reported loss per share of $0.07 compared to reported EPS of $0.11 in the prior year, and included a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EPS of $0.26 was flat year-over-year, and included a negative impact from the equity swap mark-to-market of $0.07.
•Adjusted EBITDA of $626.3 million decreased 17% year-over-year. The adjusted EBITDA margin of 19.2% reflected a 330 basis point decline.
•Cash flow from operating activities was $624.9 million and free cash flow totaled $524.3 million.

At quarter-end, total debt was $3,038.1 million, while financial net debt was $2,601.4 million. This resulted in a total debt to net income ratio of 5.9x and a financial leverage ratio (net debt to adjusted EBITDA) of 2.7x.

Noteworthy Developments:

•Coty appointed Markus Strobel as Executive Chairman of the Board and Interim Chief Executive Officer, effective January 1, 2026. Strobel joined Coty after a distinguished 33-year career in Beauty & Grooming at Procter & Gamble, where he most recently served as President of P&G’s Global Skin & Personal Care business, overseeing a multi-billion-dollar portfolio of more than 12 global brands.
•Coty sold its remaining 25.8% stake in Wella to KKR. Under the terms of the transaction, Coty received $750 million in upfront cash and will have the potential to receive proceeds from a further sale or an initial public offering of the business, after KKR’s preferred return has been met. Coty used the vast majority of the Wella upfront cash proceeds related to this transaction to pay down its long-term debt.
•Coty continued to make progress on its strategic review of its Consumer Beauty business.
•Coty was upgraded from an A‑ to an A by CDP Climate, earning a place on the CDP Climate A List, the highest rating awarded.

Pipeline for FY26 and Beyond:

Prestige Plans
•Continuing to amplify the fall 2025 blockbuster BOSS Bottled Beyond fragrance launch globally, already the #2 male fragrance launch in its category, alongside the relaunch and distribution extension of the Hugo Boss brand in the U.S. market where the brand has already reached 90 basis points of market share
•Building on the strong momentum of the recent launch of Cosmic Kylie Jenner Intense fragrance in the U.S., which is performing well ahead of expectations and double the levels of the prior year's fragrance launch
•Launching a key female fragrance initiative under Calvin Klein in the coming weeks
•Makeup under Marc Jacobs Beauty expected to debut in CY26
•Swarovski fragrance targeted to launch in CY27

Consumer Beauty Plans
•Focusing investments behind core cosmetics brands and franchises under CoverGirl and Rimmel, with early incremental improvements in sell-out
•Continuing to globally expand and amplify adidas fragrances, led by the adidas Vibes scenting collection

Outlook

Given the complex beauty market backdrop and Coty's leadership transition, the Company is withdrawing its prior FY26 guidance for EBITDA and free cash flow, and is providing guidance solely for Q3.

Coty expects LFL Q3 revenues to decline by a mid-single-digit percentage, primarily due to weakening in Consumer Beauty sales trends.

In Prestige, Coty estimates the fragrance market will grow at a low‑to‑mid‑single‑digit rate, which is consistent with Q2 levels and in line with the broader beauty market. While the estimated headwinds from retailer destocking significantly reduced in Q2, the promotional environment intensified through the holiday period and remains elevated across the category, representing a headwind to Coty's net sales performance and by extension, gross margin. Coty is refining its investment allocation behind key priorities and strengthening execution playbooks, targeting over time to improve its market share in key markets like U.S., U.K., and Germany, even as market share performance in Asia Pacific, Middle East and Latin America remains strong.

In Consumer Beauty, the Company estimates the mass beauty category will be flattish to up low‑single‑digits. Coty is beginning to implement the performance improvement plan for its color cosmetics business, which will narrow its sell-out gap versus the market over time. In the near-term however, the Company’s sell-out gap to the cosmetics category will weigh on its results. At the same time, Coty anticipates weakness in the lifestyle fragrances business, as the Company streamlines small initiatives.

Coty anticipates Q3 gross margins to decline by 200 to 300 basis points year-on-year, consistent with Q2 trends. Factoring this gross margin decline, a sizable mechanical impact to fixed costs from the reversal of variable compensation expense, and the Company's commitment to protect A&CP to reignite market share improvement, Coty estimates Q3 adjusted EBITDA of $100 million to $110 million, translating to approximately breakeven adjusted EPS excluding the equity swap.

Finally, on free cash flow, Coty expects cash outflow, reflecting business seasonality, working capital phasing that benefited Q2 at the expense of Q3, as well as approximately $30 million of cash taxes related to the Wella sale in December.

Financial Results

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•2Q26 reported net revenue of $1,678.6 million increased 1% year-over-year, reflecting a 2% increase in Prestige reported net revenue and a 4% benefit from FX, partially offset by a 2% decline in Consumer Beauty reported net revenue. On a LFL basis, net revenue declined 3%, driven by a 6% decline in Consumer Beauty and a 2% decrease in Prestige.
•Fiscal year-to-date reported net revenue of $3,255.8 million decreased 3% year-over-year, driven by a 5% decline in Consumer Beauty reported net revenue and a 1% decrease in Prestige reported net revenue, partially offset by a 3% benefit from FX. On a LFL basis, net revenue declined 6%, reflecting an 8% decline in Consumer Beauty and a 4% decline in Prestige.

Gross Margin:
•2Q26 reported gross margin of 63.8% decreased 290 basis points year-over-year, reflecting the continued more promotional environment, geographical mix impact and the impact from tariffs. Adjusted gross margin, also 64.2%, decreased 260 basis points year-over-year.
•Fiscal year-to-date reported and adjusted gross margin of 64.1% decreased 200 basis points year-over-year, reflecting lower sales, the continued more promotional environment, and the impact from tariffs.

Reported Profit:
•2Q26 reported operating income of $148.2 million decreased from $268.2 million in the prior year, driven by lower gross profit. 2Q26 reported operating margin was 8.8%, compared to 16.1% in the prior year.
•Fiscal year-to-date reported operating income of $333.2 million declined from $506.0 million in the prior year. Fiscal year-to-date reported operating margin was 10.2%, down from 15.1% in the prior year.
•2Q26 reported net loss of $126.9 million deteriorated from reported net income of $20.4 million in the prior year primarily reflecting a realized loss on the sale of Wella, lower gross profit, higher selling, general, and administrative expenses partially offset by a benefit for income taxes and lower interest expense. Reported net income included a $38.6 million negative impact from the mark-to-market on the equity swap, compared with a $96.5 million negative impact from the mark-to-market on the equity swap in the prior year quarter.
•Fiscal year-to-date reported net loss of $62.3 million decreased from net income of $100.0 million in the prior year. Reported net income included a $65.1 million negative impact from the mark-to-market on the equity swap, compared with a $128.8 million negative impact from the mark-to-market on the equity swap in the prior year quarter.
•2Q26 reported net loss margin of 7.6%, declined 880 basis points from 1.2% in the prior year.
•Fiscal year-to-date reported net loss margin of 1.9%, declined 490 basis points from reported net income of 3.0% in the prior year.
•2Q26 reported loss per share of $0.14 deteriorated from reported EPS of $0.02 in the prior year. 2Q26 reported EPS included a negative impact from the equity swap mark-to-market of $0.04, compared with an $0.11 impact from equity swap mark-to-market in the prior year quarter.

•Fiscal year-to-date reported loss per share of $0.07 deteriorated from reported EPS of $0.11 in the prior year. Fiscal year-to-date reported EPS included a negative impact from the equity swap mark-to-market of $0.07, compared with a $0.15 impact from the equity swap mark-to-market in the prior year.

Adjusted Profit:
•2Q26 adjusted operating income of $274.3 million declined 18% from $333.7 million in the prior year. 2Q26 adjusted operating margin was 16.3% down from 20.0% in the prior year.
•Fiscal year-to-date adjusted operating income of $514.8 million declined 19% from $637.3 million in the prior year. The adjusted operating margin of 15.8% declined from 19.1% in the prior year.
•2Q26 adjusted EBITDA of $330.2 million decreased 15% from $390.7 million in the prior year primarily reflecting lower gross profit, with fixed cost savings offset by an increase in other administrative expenses. The adjusted EBITDA margin of 19.7% decreased by 370 basis points.
•Fiscal year-to-date adjusted EBITDA of $626.3 million decreased 17% year-over-year from $750.8 million primarily driven by lower sales and gross profit. The adjusted EBITDA margin of 19.2% reflected a 330 basis point decline.
•2Q26 adjusted net income of $119.7 million increased from adjusted net income of $98.8 million in the prior year. 2Q26 adjusted net income included a $38.6 million impact from the mark-to-market on the equity swap, compared with a $96.5 million negative impact from the mark-to-market on the equity swap in the prior year quarter. 2Q26 adjusted net income margin of 7.1% increased from 5.9% in the prior year.
•Fiscal year-to-date adjusted net income of $225.7 million declined slightly from adjusted net income of $226.9 million in the prior year. Fiscal year-to-date adjusted net income included a $61.5 million impact from the mark-to-market on the equity swap, compared with a $128.8 million negative impact from the mark-to-market on the equity swap in the prior year quarter. Adjusted net income margin of 6.9% increased from 6.8% in the prior year.
•2Q26 adjusted EPS of $0.14 increased from $0.11 in the prior year. 2Q26 adjusted EPS included a negative impact from the equity swap mark-to-market of $0.04, compared with an $0.11 negative impact from equity swap mark-to-market in the prior year quarter.
•Fiscal year-to-date adjusted EPS of $0.26 was flat year-over-year. Fiscal year-to-date adjusted EPS included a negative impact from the equity swap mark-to-market of $0.07, compared with an $0.15 negative impact from equity swap mark-to-market in the prior year quarter.

Operating Cash Flow:
•2Q26 cash from operations totaled $559.7 million, compared with $464.5 million during the same period in the prior year.
•Fiscal year-to-date cash from operations totaled $624.9 million, compared with $531.9 million during the same period in the prior year.
•2Q26 free cash flow of $513.1 million improved from free cash flow of $419.0 million in the prior year driven by a $95.2 million increase in operating cash flow partially offset by a $1.1 million increase in capex.
•Fiscal year-to-date free cash flow totaled $524.3 million, compared with $411.1 million during the same period in the prior year.

Financial Net Debt:
•Total debt of $3,038.1 million on December 31, 2025 decreased from $4,069.3 million on September 30, 2025. This resulted in a total debt to net income ratio of 5.9x.
•Financial net debt of $2,601.4 million on December 31, 2025 decreased from $3,209.4 million on September 30, 2025. This resulted in financial leverage of 2.7x, down from 3.7x at the end of the prior quarter, supported by the strong free cash flow and $750 million of immediate cash proceeds from the sale of Coty's remaining 25.8% stake in Wella to KKR.

Second Quarter Fiscal 2026 Business Review by Segment
Prestige

In 2Q26, Prestige net revenue of $1,133.6 million, representing 68% of the Company's total quarterly sales, increased 2%, including a 4% FX benefit. Growth on a reported basis was supported by mid-single-digit percentage growth in the EMEA region, partially offset by declines in the Americas region. On a LFL basis, net revenue declined 2%, reflecting a sequential improvement from the prior quarters as the estimated headwind from retailer destocking was significantly reduced in the quarter, partially offset by moderating growth in the category and elevated promotional activity in the market. During the quarter, the Prestige business benefitted from mid-single-digit percentage growth in prestige makeup, led by Burberry and Kylie Cosmetics, and double-digit percentage growth in prestige skincare driven by Lancaster and philosophy. On a fiscal year-to-date basis, Prestige net revenue of $2,203.1 million, representing 68% of the Company's total fiscal year-to-date sales, decreased 1% on a reported basis and 4% on a LFL basis. Growth in prestige skincare was offset by lower year-over-year net revenue across the prestige fragrance and makeup categories.

In 2Q26, the Prestige segment generated reported operating income of $181.9 million, compared to $222.3 million in the prior year, resulting in a reported operating margin of 16.0%, down 390 basis points year-over-year. Adjusted operating income was $246.9 million, compared to $260.0 million in the prior year, with an adjusted operating margin of 21.8%, down 150 basis points year-over-year. The decline in reported and adjusted operating margins primarily reflected lower gross margins as a result of elevated promotions and higher tariff impact. Adjusted EBITDA was $274.8 million, compared to $288.2 million in the prior year quarter, with an adjusted EBITDA margin of 24.2%, down 160 basis points year-over-year. On a fiscal year-to-date basis, the Prestige segment generated reported operating income of $390.8 million, down from $463.8 million, resulting in a reported operating margin of 17.7%, down 310 basis points year-over-year. Adjusted operating income of $485.9 million declined from $539.7 million in the prior year, with an adjusted operating margin of 22.1%, down 210 basis points year-over-year. Fiscal year-to-date adjusted EBITDA of $542.5 million declined from $595.8 million in the prior year, resulting in an adjusted EBITDA margin of 24.6%, down 210 basis points year-over-year.

Consumer Beauty
In 2Q26, Consumer Beauty net revenue of $545.0 million, representing 32% of the Company's total sales, decreased by 2% on a reported basis. The decline in reported net revenue reflected a mid-single-digit percentage decline in color cosmetics and low-single-digit percentage declines in body care and mass fragrance, partially offset by double-digit percentage growth in mass skincare and a 4% FX benefit. On a LFL basis, net revenue declined 6% in 2Q26. On a fiscal year-to-date basis, Consumer Beauty net revenue of $1,052.7 million, representing 32% of the Company's total sales, decreased 5% on a reported basis and 8% on a LFL basis, reflecting broad-based category declines and weakness in the European and U.S. markets.

In 2Q26, the Consumer Beauty segment generated reported operating income of $18.3 million, compared to reported operating income of $64.1 million in the prior year, with a reported operating margin of 3.4%. Adjusted operating income was $27.4 million, compared to $73.7 million in the prior year, with an adjusted operating margin of 5.0%, compared to 13.3% in the prior year quarter. The decline in reported and adjusted operating margins was driven by lower gross margin primarily due to geographical mix and an increase in A&CP. 2Q26 adjusted EBITDA was $55.4 million, down from $102.5 million in the prior year, with an adjusted EBITDA margin of 10.2%, down 830 basis points year-over-year. On a fiscal year-to-date basis, the Consumer Beauty segment generated reported operating income of $10.6 million, down from $78.1 million in the prior year, resulting in a reported operating margin of 1.0%, down 600 basis points year-over-year. Adjusted operating income of $28.9 million declined from $97.6 million in the prior year, with an adjusted operating margin of 2.7%, down 610 basis points year-over-year. Fiscal year-to-date adjusted EBITDA of $83.8 million declined from $155.0 million in the prior year, resulting in an adjusted EBITDA margin of 8.0%, down 590 basis points year-over-year.

Second Quarter Fiscal 2026 Business Review by Region
Americas
•In 2Q26, Americas net revenue of $624.5 million, representing 37% of the Company's total sales, decreased 2% on a reported basis. The decline was driven by lower reported net revenue in both Prestige and Consumer Beauty, partially offset by a 1% FX benefit. On a LFL basis, Americas net revenue decreased by 3% in the quarter. On a fiscal year-to-date basis, Americas net revenue of $1,274.1 million decreased 4% on a reported basis and 5% on a LFL basis. The reported net revenue decline in both periods reflected lower Prestige net revenue as a result of elevated promotional activity, the estimated headwind from retailer destocking, which was significantly reduced in the quarter, and an inconsistent recovery in the Company's market share in U.S. prestige fragrances, as well as lower Consumer Beauty net revenue in U.S. cosmetics driven by the sell-out gap to the category.

EMEA
•In 2Q26, EMEA net revenue of $864.2 million increased 3% on a reported basis and included a 7% FX benefit. On a LFL basis, EMEA net revenue decreased by 4% in the quarter driven by lower net revenue in the Prestige fragrance and Consumer Beauty color cosmetics businesses. On a fiscal year-to-date basis, EMEA net revenue of $1,619.0 million decreased 1% on a reported basis and 7% on a LFL basis. The decline in reported net revenue was driven by lower Consumer Beauty net revenue.

Asia Pacific
•In 2Q26, Asia Pacific net revenue of $189.9 million, decreased 1% on a reported basis and included a 1% FX benefit. On a LFL basis, Asia Pacific net revenue decreased 2%. The decline in reported net revenue was primarily driven by declines in Southeast Asia, partially offset by growth in China including Hainan, and in Japan. On a fiscal year-to-date basis, Asia Pacific net revenue of $362.7 million decreased 5% on a reported and LFL basis. We are continuing to see beauty market trends in China gradually improve with fragrances outperforming other beauty categories as penetration increases.

Conference Call
Coty Inc. will issue pre-recorded remarks on February 5, 2026 at approximately 4:45 PM (ET) / 10:45 PM (CET) and will hold a live question and answer session on February 6, 2026 beginning at 8:00 AM (ET) / 2:00 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 1-800-225-9448 in the U.S. or 1-203-518-9708 internationally (conference passcode number: COTY2Q26).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), the strategic review of the Company’s consumer beauty business, including its mass color cosmetics business and associated brands and the Company’s distinct Brazil business comprised of local Brazilian brands, and any transactions related thereto, use of proceeds from any transaction and the timing and outcome of the strategic review, expectations and/or plans with respect to joint ventures, the timing and size of any future distribution related to the Wella distribution rights, the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stock repurchases), investments, plans and expectations with respect to licenses and/or portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), plans for growth in certain categories, markets, channels and other white spaces, synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and magnitude of any "true-up" payments in connection with the Company’s forward repurchase contracts and plans for settlement of such contracts, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing strategic transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions (including its recent fixed cost reduction plan), continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans, goals and our ability to achieve sustainability targets), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on its business operations, sales outlook and strategy, expectations regarding the impact of tariffs (including magnitude, scope and timing) and plans to manage such impact, expectations regarding economic recovery in Asia, consumer purchasing trends and the related impact on the Company’s plans for growth in China, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East, or due to a change in tariffs or trade policy impacting raw materials) and expectations regarding future service levels and inventory levels, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the Company’s ability to successfully implement its strategic priorities (including leveraging its leadership position and capabilities in global fragrances to fuel strong expansion and continue to grow its footprint and diversification in a limited number of structurally profitable and growing beauty categories and geographic markets at scale), achieve the benefits contemplated by the Company's strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging), and compete effectively in the beauty industry, in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company's current and future marketing philosophy and consumer engagement activities (including digital marketing and media) and the Company's ability to effectively manage its production and inventory levels in response to demand;
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, and the market value of inventory;

•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the Company's strategic partnerships, the strategic review of its consumer beauty business, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from public health events on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the Company’s strategic partnerships, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company’s relationships with its strategic partners, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect the business or products of the Company’s strategic partnerships, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to the’ business model, revenue, sales force or business of any of the Company’s strategic partnerships;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolios;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostilities and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, the current administration in the U.S. and related changes to regulatory and trade policies, changes in the U.S. tax code and/or tax regulations in other jurisdictions where the Company operates (including recent and pending implementation of the global minimum corporate tax (part of the “Pillar Two Model Rules”) that may impact the Company's tax liability in the European Union), and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates (and the Company’s ability to manage the impact of such changes), potential regulatory limits on payment terms in the European Union, future changes in sanctions regulations, recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging, and recent and future regulatory measures restricting or otherwise impacting the use of web sites, mobile applications or social media platforms that the Company uses in connection with its digital marketing and e-commerce activities;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from public health events, the outbreak of war or hostilities (including the war in Ukraine and armed conflict in the Middle East and any escalation or expansion thereof), the impact of global supply chain challenges or other disruptions in the international flow of goods (including disruptions arising from changing tariff scenarios), and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company’s ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), new diligence requirements and the impact of such measures or processes on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General

Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company’s ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company’s ongoing strategic transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2025 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with GAAP, we use non-GAAP financial measures for Coty Inc. including Adjusted operating income (loss), Adjusted EBITDA, Adjusted net income (loss), and Adjusted net income (loss) attributable to Coty Inc. to common stockholders (collectively, the “Adjusted Performance Measures”). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Despite the limitations of these non-GAAP financial measures, our management uses the Adjusted Performance Measures as key metrics in the evaluation of our performance and annual budgets and to benchmark performance of our business against our competitors. The following are examples of how these Adjusted Performance Measures are utilized by our management:
•strategic plans and annual budgets are prepared using the Adjusted Performance Measures;
•senior management receives a monthly analysis comparing budget to actual operating results that is prepared using the Adjusted Performance Measures; and
•senior management’s annual compensation is calculated, in part, by using some of the Adjusted Performance Measures.
In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these Adjusted Performance Measures.

Our management believes that Adjusted Performance Measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to the same data, our management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding our operating performance. By disclosing these non-GAAP financial measures, our management intends to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We provide disclosure of the effects of these non-GAAP financial measures by presenting the corresponding measure prepared in conformity with GAAP in our financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.
Adjusted operating income/Adjusted EBITDA excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and implement divestitures of components of our business, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense items, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•Gain or loss on sale and early license termination: The Company has excluded the impact of gain or loss on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: The Company has excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: The Company has excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded realized and unrealized gains and losses on the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized gains and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities. Also, in connection with our market exit in Russia, we have adjusted for the release of tax charges previously taken related to certain direct incremental impacts of the decision.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").

We operate on a global basis, with the majority of our net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented in “constant currency”, excluding the impact of foreign currency exchange translations to provide a framework for assessing how our underlying businesses performed excluding the impact of foreign currency exchange translations. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using prior year foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate, or for the impacts of hyperinflation. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

SECOND QUARTER FISCAL 2026 BY SEGMENT (COTY INC)

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$1,133.6	$1,116.1	2%	(2%)	$181.9	(18%)	16.0%	$246.9	(5%)	21.8%
Consumer Beauty	545.0	553.8	(2%)	(6%)	18.3	(71%)	3.4%	27.4	(63%)	5.0%
Corporate	—	—	N/A	N/A	(52.0)	<(100%)	N/A	—	N/A	N/A
Total	$1,678.6	$1,669.9	1%	(3%)	$148.2	(45%)	8.8%	$274.3	(18%)	16.3%
(a) Consolidated, Prestige, and Consumer Beauty LFL results for the three months ended December 31, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

	Six Months Ended December 31,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	Change	Margin	2025	Change	Margin
Prestige	$2,203.1	$2,230.2	(1%)	(4%)	$390.8	(16%)	17.7%	$485.9	(10%)	22.1%
Consumer Beauty	1,052.7	1,111.2	(5%)	(8%)	10.6	(86%)	1.0%	28.9	(70%)	2.7%
Corporate	—	—	N/A	N/A	(68.2)	(90%)	N/A	—	N/A	N/A
Total	$3,255.8	$3,341.4	(3%)	(6%)	$333.2	(34%)	10.2%	$514.8	(19%)	15.8%

(a) Consolidated, Prestige, and Consumer Beauty LFL results for the six months ended December 31, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

	Adjusted EBITDA
	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2025	2024	2025	2024
Prestige	$274.8	$288.2	$542.5	$595.8
Consumer Beauty	55.4	102.5	83.8	155.0
Corporate	—	—	—	—
Total	$330.2	$390.7	$626.3	$750.8

SECOND QUARTER FISCAL 2026 BY REGION

Coty, Inc.

	Three Months Ended December 31,				Six Months Ended December 31,
	Net Revenues		Change		Net Revenues		Change
(in millions)	2025	2024	Reported Basis	LFL(a)	2025	2024	Reported Basis	LFL(a)
Americas	$624.5	$638.6	(2)%	(3)%	$1,274.1	$1,332.1	(4)%	(5)%
EMEA	864.2	839.8	3%	(4)%	1,619.0	1,627.6	(1)%	(7)%
Asia Pacific	189.9	191.5	(1)%	(2)%	362.7	381.7	(5)%	(5)%
Total	$1,678.6	$1,669.9	1%	(3)%	$3,255.8	$3,341.4	(3)%	(6)%
(a) Americas LFL results for the three and six months ended December 31, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024
Net revenues	$1,678.6	$1,669.9	$3,255.8	$3,341.4
Cost of sales	608.0	555.7	1,168.4	1,132.6
as % of Net revenues	36.2%	33.3%	35.9%	33.9%
Gross profit	1,070.6	1,114.2	2,087.4	2,208.8
Gross margin	63.8%	66.7%	64.1%	66.1%

Selling, general and administrative expenses	842.5	797.3	1,636.0	1,605.3
as % of Net revenues	50.2%	47.7%	50.2%	48.0%
Amortization expense	74.1	47.3	113.4	95.4
Restructuring costs	5.8	1.4	4.8	2.1
Operating income	148.2	268.2	333.2	506.0
as % of Net revenues	8.8%	16.1%	10.2%	15.1%
Interest expense, net	41.4	54.4	88.0	116.2
Other expense, net	275.4	157.2	306.7	200.5
(Loss) Income before income taxes	(168.6)	56.6	(61.5)	189.3
as % of Net revenues	(10.0%)	3.4%	(1.9%)	5.7%
(Benefit) provision for income taxes	(52.4)	26.0	(19.3)	68.0
Net (loss) income	(116.2)	30.6	(42.2)	121.3
as % of Net revenues	(6.9%)	1.8%	(1.3%)	3.6%
Net income attributable to noncontrolling interests	2.5	1.6	4.6	3.7
Net income attributable to redeemable noncontrolling interests	4.9	5.3	8.9	11.0
Net (loss) income attributable to Coty Inc.	$(123.6)	$23.7	$(55.7)	$106.6
Amounts attributable to Coty Inc.
Net (loss) income	$(123.6)	$23.7	$(55.7)	$106.6
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)	(6.6)	(6.6)
Net (loss) income attributable to common stockholders	$(126.9)	$20.4	$(62.3)	$100.0

Earnings per common share:
Basic for Coty Inc.	$(0.14)	$0.02	$(0.07)	$0.11
Diluted for Coty Inc.(a)	$(0.14)	$0.02	$(0.07)	$0.11
Weighted-average common shares outstanding:
Basic	876.8	871.4	874.8	869.6
Diluted(a)(b)	876.8	875.2	874.8	875.2

Depreciation - Coty Inc.	$55.9	$58.3	$111.5	$114.8
(a)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, RSUs and PRSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $38.6 and $96.5, respectively, if dilutive, for the three months ended December 31, 2025 and 2024 on net income applicable to common stockholders during the period. The if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $6.6, and to reverse the impact of fair market value losses/(gains) for contracts with the option to settle in shares or cash of $65.1 and $128.8, respectively, if dilutive, for the six months ended December 31, 2025 and 2024 on net income applicable to common stockholders during the period.
(b)For the three months ended December 31, 2025 and 2024, outstanding stock options with rights to purchase 3.4 million and 3.5 million shares of Common Stock were anti-dilutive and excluded from the computation of diluted EPS. Series A Preferred Stock had no dilutive effect, as the exchange right expired on March 27, 2024. For the six months ended December 31, 2025 and 2024, outstanding stock options and Series A Preferred Stock with purchase or conversion rights to purchase 3.4 million and 3.5 million weighted average shares of Common Stock, respectively, were anti-dilutive and excluded from the computation of diluted EPS.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,678.6	$—	$1,678.6
Gross profit	1,070.6	6.7	1,077.3
Gross margin	63.8%		64.2%
Operating income	148.2	126.1	274.3
as % of Net revenues	8.8%		16.3%
Net (loss) income attributable to common stockholders	(126.9)	246.6	119.7
as % of Net revenues	(7.6%)		7.1%
Adjusted EBITDA			330.2
as % of Net revenues			19.7%

EPS (diluted)	$(0.14)		$0.14

Adjusted diluted EPS includes $0.04 hurt related to the net impact of the Total Return Swaps in the three months ended December 31, 2025.

	Three Months Ended December 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,669.9	$—	$1,669.9
Gross profit	1,114.2	1.3	1,115.5
Gross margin	66.7%		66.8%
Operating income	268.2	65.5	333.7
as % of Net revenues	16.1%		20.0%
Net income attributable to common stockholders	20.4	78.4	98.8
as % of Net revenues	1.2%		5.9%
Adjusted EBITDA			390.7
as % of Net revenues			23.4%

EPS (diluted)	$0.02		$0.11
Adjusted diluted EPS includes $0.11 hurt related to the net impact of the Total Return Swaps in the three months ended December 31, 2024.

(a) See “Reconciliation of Reported Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Six Months Ended December 31, 2025
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,255.8	$—	$3,255.8
Gross profit	2,087.4	6.7	2,094.1
Gross margin	64.1%		64.3%
Operating income	333.2	181.6	514.8
as % of Net revenues	10.2%		15.8%
Net (loss) income attributable to common stockholders	(62.3)	288.0	225.7
as % of Net revenues	(1.9%)		6.9%
Adjusted EBITDA			626.3
as % of Net revenues			19.2%

EPS (diluted)	$(0.07)		$0.26

Adjusted diluted EPS includes $0.07 hurt related to the net impact of the Total Return Swaps in the six months ended December 31, 2025.

	Six Months Ended December 31, 2024
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,341.4	$—	$3,341.4
Gross profit	2,208.8	1.3	2,210.1
Gross margin	66.1%		66.1%
Operating income	506.0	131.3	637.3
as % of Net revenues	15.1%		19.1%
Net income attributable to common stockholders	100.0	126.9	226.9
as % of Net revenues	3.0%		6.8%
Adjusted EBITDA			750.8
as % of Net revenues			22.5%

EPS (diluted)	$0.11		$0.26
Adjusted diluted EPS includes $0.15 hurt related to the net impact of the Total Return Swaps in the six months ended December 31, 2024.

(a) See “Reconciliation of Reported Net (Loss) Income to Adjusted Operating Income, and Adjusted EBITDA” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income	$(116.2)	$30.6	<(100%)	$(42.2)	$121.3	<(100%)
Net income margin	(6.9)%	1.8%		(1.3)%	3.6%
Provision for income taxes	(52.4)	26.0	<(100%)	(19.3)	68.0	<(100%)
(Loss) Income before income taxes	$(168.6)	$56.6	<(100%)	$(61.5)	$189.3	<(100%)
Interest expense, net	41.4	54.4	(24%)	88.0	116.2	(24%)
Other expense, net	275.4	157.2	75%	306.7	200.5	53%
Reported Operating income	$148.2	268.2	(45%)	$333.2	$506.0	(34%)
Reported operating income margin	8.8%	16.1%		10.2%	15.1%
Amortization expense	74.1	47.3	57%	113.4	95.4	19%
Restructuring and other business realignment costs	14.3	2.7	>100%	16.1	3.4	>100%
Stock-based compensation	18.0	15.5	16%	32.4	32.5	0%
Early license termination	19.7	—	N/A	19.7	—	N/A
Total adjustments to reported operating income	126.1	65.5	93%	181.6	131.3	38%
Adjusted Operating income	$274.3	$333.7	(18%)	$514.8	$637.3	(19%)
Adjusted operating income margin	16.3%	20.0%		15.8%	19.1%
Adjusted depreciation	55.9	57.0	(2%)	111.5	113.5	(2%)
Adjusted EBITDA	$330.2	$390.7	(15%)	$626.3	$750.8	(17%)
Adjusted EBITDA margin	19.7%	23.4%		19.2%	22.5%

RECONCILIATIONS OF SEGMENT REPORTED OPERATING INCOME (LOSS) TO SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND SEGMENT ADJUSTED EBITDA

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- PRESTIGE SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating income	$181.9	$222.3	(18)%	$390.8	$463.8	(16)%
Reported operating income margin	16.0%	19.9%		17.7%	20.8%
Amortization expense	65.0	37.7	72%	95.1	75.9	25%
Total adjustments to reported operating income	65.0	37.7	72%	95.1	75.9	25%
Adjusted operating income	$246.9	260.0	(5%)	$485.9	539.7	(10%)
Adjusted operating income margin	21.8%	23.3%		22.1%	24.2%
Adjusted depreciation	27.9	28.2	(1%)	56.6	56.1	1%
Adjusted EBITDA	$274.8	288.2	(5%)	$542.5	595.8	(9%)
Adjusted EBITDA margin	24.2%	25.8%		24.6%	26.7%

OPERATING INCOME, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CONSUMER BEAUTY SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating income	$18.3	$64.1	(71)%	$10.6	$78.1	(86)%
Reported operating income margin	3.4%	11.6%		1.0%	7.0%
Amortization expense	9.1	9.6	(5%)	18.3	19.5	(6%)
Total adjustments to reported operating income	9.1	9.6	(5%)	18.3	19.5	(6%)
Adjusted operating income	$27.4	73.7	(63%)	$28.9	97.6	(70%)
Adjusted operating income margin	5.0%	13.3%		2.7%	8.8%
Adjusted depreciation	28.0	28.8	(3%)	54.9	57.4	(4%)
Adjusted EBITDA	$55.4	102.5	(46%)	$83.8	155.0	(46%)
Adjusted EBITDA margin	10.2%	18.5%		8.0%	13.9%
OPERATING LOSS, ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA- CORPORATE SEGMENT

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2025	2024	Change %	2025	2024	Change %
Reported operating loss	$(52.0)	$(18.2)	<(100%)	$(68.2)	$(35.9)	(90)%
Reported operating loss margin	N/A	N/A		N/A	N/A
Restructuring and other business realignment costs	14.3	2.7	>100%	16.1	3.4	>100%
Stock-based compensation	18.0	15.5	16%	32.4	32.5	0%
Early license termination	19.7	—	N/A	19.7	—	N/A
Total adjustments to reported operating loss	52.0	18.2	>100%	68.2	35.9	90%
Adjusted operating income	$—	$—	N/A	$—	$—	N/A
Adjusted operating loss margin	N/A	N/A		N/A	N/A
Adjusted depreciation	—	—	N/A	—	—	N/A
Adjusted EBITDA	$—	$—	N/A	$—	$—	N/A
Adjusted EBITDA margin	N/A	N/A		N/A	N/A

RECONCILIATION OF REPORTED (LOSS) INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes	$(168.6)	$(52.4)	31.1%	$56.6	$26.0	45.9%
Adjustments to Reported Operating Income (a)	126.1			65.5
Realized/unrealized loss on investment in Wella Company (c)	201.9			32.0
Other adjustments (d)	(0.7)			(0.1)
Total Adjustments (b)	327.3	79.0		97.4	17.3
Adjusted Income before income taxes	$158.7	$26.6	16.8%	$154.0	$43.3	28.1%

The adjusted effective tax rate was 16.8% for the three months ended December 31, 2025 compared to 28.1% for the three months ended December 31, 2024. The difference is primarily due to the release of uncertain tax positions in the current period and a higher limitation on the deductibility of interest expense in the prior period.

	Six Months Ended December 31, 2025			Six Months Ended December 31, 2024
(in millions)	Income before income taxes	Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported (Loss) Income before income taxes - Continuing Operations	$(61.5)	$(19.3)	31.4%	$189.3	$68.0	35.9%
Adjustments to Reported Operating Income (a)	181.6			131.3
Realized/unrealized loss on investment in Wella Company (c)	200.9			32.0
Other adjustments (d)	(0.7)			(0.4)
Total Adjustments (b)	381.8	90.3		162.9	32.6
Adjusted Income before income taxes - Continuing Operations	$320.3	$71.0	22.2%	$352.2	$100.6	28.6%

The adjusted effective tax rate was 22.2% for the six months ended December 31, 2025 compared to 28.6% for the six months ended December 31, 2024. The difference is primarily due to the release of uncertain tax positions in the current period and a higher limitation on the deductibility of interest expense in the prior period.

(a) See a description of adjustments under “Reconciliation of Reported Net Income to Adjusted Operating Income and Adjusted EBITDA for Coty Inc."
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) For the three months ended December 31, 2025, the amount represents the realized loss related to the investment in the Wella Company. For the three months ended December 31, 2024, the amount represents the unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
For the six months ended December 31, 2025, this primarily represents the realized loss on the sale of the investment in Wella. For the six months ended December 31, 2024, this primarily represents unrealized loss recognized for the change in fair value of the investment in Wella.
(d) For the three months ended December 31, 2025, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the three months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.
For the six months ended December 31, 2025, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the six months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.

RECONCILIATION OF REPORTED NET (LOSS) INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2025	2024	Change	2025	2024	Change
Net (loss) income attributable to Coty Inc.	$(123.6)	$23.7	<(100%)	$(55.7)	$106.6	<(100%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	—%	(6.6)	(6.6)	—%
Reported Net (loss) income attributable to common stockholders	$(126.9)	$20.4	<(100%)	$(62.3)	$100.0	<(100%)
% of Net revenues	(7.6%)	1.2%		(1.9%)	3.0%
Adjustments to Reported Operating income (a)	126.1	65.5	93%	181.6	131.3	38%
Realized/unrealized loss on investment in Wella Company (d)	201.9	32.0	>100%	200.9	32.0	>100%
Adjustments to other expense (e)	(0.7)	(0.1)	<(100%)	(0.7)	(0.4)	(75%)
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	—%	(3.5)	(3.4)	(3%)
Change in tax provision due to adjustments to Reported Net (loss) income attributable to Coty Inc.	(79.0)	(17.3)	<(100%)	(90.3)	(32.6)	<(100%)
Adjusted Net income attributable to Coty Inc.	$119.7	$98.8	21%	$225.7	$226.9	(1%)
% of Net revenues	7.1%	5.9%		6.9%	6.8%

Per Share Data
Adjusted weighted-average common shares
Basic	876.8	871.4		874.8	869.6
Diluted (c)(f)	878.6	875.2		877.5	875.2
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.14	$0.11		$0.26	$0.26
Diluted (c)	$0.14	$0.11		$0.26	$0.26

 Adjusted diluted EPS includes $0.04 hurt and $0.07 hurt related to the net impact of the Total Return Swaps in the three and six months ended December 31, 2025, respectively. Adjusted diluted EPS includes $0.11 hurt and $0.15 hurt related to the net impact of the Total Return Swaps in the three and six months ended December 31, 2024, respectively.

(a)See a description of adjustments under “Net (Loss) Income, Adjusted Operating Income and Adjusted EBITDA for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Diluted EPS is adjusted by the effect of dilutive securities, including awards under the Company's equity compensation plans, the Convertible Series B Preferred Stock, and the Forward Repurchase Contracts. When calculating any potential dilutive effect of stock options, Series A Preferred Stock, restricted stock, and RSUs, the Company uses the treasury method and the if-converted method for the Convertible Series B Preferred Stock and the Forward Repurchase Contracts. The treasury method typically does not adjust the net income attributable to Coty Inc., while the if-converted method requires an adjustment to reverse the impact of the preferred stock dividends of $3.3, and to reverse the impact of fair market value losses for contracts with the option to settle in shares or cash of $38.6 and $96.5, respectively, if dilutive, for the three months ended December 31, 2025 and 2024 on net income applicable to common stockholders during the period.
(d)For the three and six months ended December 31, 2025, this represents the realized loss on the sale of the investment in Wella. For the three and six months ended December 31, 2024, this represents unrealized loss recognized for the change in fair value of the investment in Wella.
(e)For the three months ended December 31, 2025, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the three months ended December 31, 2024, this primarily recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments

For the six months ended December 31, 2025, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments. For the six months ended December 31, 2024, this primarily represents recovery of previously written-off non-income tax credits and the amortization of basis differences in certain equity method investments.
(f)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended December 31, 2025 and 2024, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses for contracts with the option to settle in shares or cash of $38.6 and $96.5, respectively. For the three months ended December 31, 2025, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3. For the three months ended December 31, 2024, Convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) was anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.

Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the six months ended December 31, 2025 and 2024, no dilutive shares of the Forward Repurchase Contracts were included in the computation of adjusted diluted EPS as their inclusion would be anti-dilutive. Accordingly, we did not reverse the impact of the fair market value losses/(gains) for contracts with the option to settle in shares or cash of $65.1 and $128.8, respectively. For the six months ended December 31, 2025, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $6.6. For the six months ended December 31, 2024, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $6.6.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$559.7	$464.5	$624.9	$531.9
Capital expenditures	(46.6)	(45.5)	(100.6)	(120.8)
Free cash flow	$513.1	$419.0	$524.3	$411.1
RECONCILIATION OF TOTAL DEBT TO FINANCIAL NET DEBT

COTY INC.	As of
(in millions)	December 31, 2025
Total debt[1]	$3,038.1
Less: Cash and cash equivalents	436.7
Financial Net debt	$2,601.4

1 Total debt is derived from footnote 9 from the Form 10-Q for the quarter-ended December 31, 2025 and includes both the Company's short-term and long-term debt (including the current portion of long-term debt)

RECONCILIATION OF TTM(a) NET (LOSS) INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

					Twelve months ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	December 31, 2025
(in millions)
Net (loss) income	$(402.2)	$(69.3)	$74.0	$(116.2)	$(513.7)
(Benefit) Provision for income taxes on continuing operations	$(58.4)	$(4.2)	$33.1	$(52.4)	$(81.9)
(Loss) Income before income taxes	$(460.6)	$(73.5)	$107.1	$(168.6)	$(595.6)
Interest expense, net	$47.9	$50.1	$46.6	$41.4	$186.0
Other expense, net	$132.3	$38.9	$31.3	$275.4	$477.9
Reported operating (loss) income	$(280.4)	$15.5	$185.0	$148.2	$68.3
Amortization expense	$45.9	$45.6	$39.3	$74.1	$204.9
Restructuring and other business realignment costs	$87.2	$1.2	$1.7	$14.3	$104.4
Stock-based compensation	$12.1	$5.4	$14.5	$18.0	$50.0
Asset impairment charges	$212.8	$—	$—	$—	$212.8
Early license termination	$70.3	$—	$—	$19.7	$90.0
Total adjustments to reported operating loss	$428.3	$52.2	$55.5	$126.1	$662.1
Adjusted operating income	$147.9	$67.7	$240.5	$274.3	$730.4
Add: Adjusted depreciation(b)	$56.3	$59.0	$55.6	$55.9	$226.8
Adjusted EBITDA	$204.2	$126.7	$296.1	$330.2	$957.2
(a)Trailing twelve months (TTM) net (loss) income from continuing operations, reported operating income, adjusted operating income, and adjusted EBITDA represents the summation of each of these financial metrics for the quarters ended December, 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025.
(b)Adjusted depreciation for the twelve months ended December 31, 2025 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.

COMPARISON OF TOTAL DEBT/NET (LOSS) INCOME TO FINANCIAL NET DEBT/ADJUSTED EBITDA

			Numerator
			Total Debt	Financial Net Debt(c)
			$3,038.1	$2,601.4
Denominator	TTM Net loss(b)	$(513.7)	5.9	N/R(d)
	TTM Adjusted EBITDA(a)	$957.2	N/R(d)	2.7
(a)TTM Adjusted EBITDA for the twelve months ended December 31, 2025 represents the summation of Adjusted EBITDA for each of the quarters ended December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025. For a reconciliation of adjusted operating income to operating income for Coty Inc. for each of those periods, see the table entitled "Reconciliation of TTM of Net (Loss) Income to Adjusted Operating Income to Adjusted EBITDA" for each of those periods.
(b)TTM net (loss) for the twelve months ended December 31, 2025 represents the summation of net (loss) income for each of the quarters ended December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025.
(c)Financial Net Debt equals Total Debt minus Cash and cash equivalents as of December 31, 2025. See table titled "Reconciliation of Total Debt to Financial Net Debt".
(d)Not relevant.

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2025 vs. Three Months Ended December 31, 2024 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	2%	(2)%	—%	(2)%
Consumer Beauty	(2)%	(6)%	—%	(6)%
Total Continuing Operations	1%	(3)%	—%	(3)%

	Six Months Ended December 31, 2025 vs. Six Months Ended December 31, 2024 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures(a)	LFL(b)
Prestige	(1)%	(4)%	—%	(4)%
Consumer Beauty	(5)%	(8)%	—%	(8)%
Total Continuing Operations	(3)%	(6)%	—%	(6)%
(a)There are no acquisitions, divestitures, early license terminations or market exits that would impact the comparability of financial results presented above.
(b)Consolidated, Prestige, and Consumer Beauty LFL results for the three and six months ended December 31, 2025 include immaterial help from Argentina resulting from significant price increases due to hyperinflation.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2025	June 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$436.7	$257.1
Restricted cash	11.3	13.3
Trade receivables, net	689.4	526.4
Inventories	778.2	794.5
Prepaid expenses and other current assets	329.8	362.0
Total current assets	2,245.4	1,953.3
Property and equipment, net	659.9	709.2
Goodwill	4,068.7	4,062.2
Other intangible assets, net	3,104.9	3,214.8
Equity investment	—	1,002.0
Operating lease right-of-use assets	253.1	265.7
Other noncurrent assets	745.1	700.5
TOTAL ASSETS	$11,077.1	$11,907.7

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,120.8	$1,890.0
Short-term debt and current portion of long-term debt	2.4	3.5
Other current liabilities	716.6	644.8
Total current liabilities	2,839.8	2,538.3
Long-term debt, net	2,986.8	3,955.5
Long-term operating lease liabilities	209.6	221.8
Other noncurrent liabilities	1,096.2	1,236.5
TOTAL LIABILITIES	7,132.4	7,952.1

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	94.7	94.2
Total Coty Inc. stockholders’ equity	3,526.9	3,542.7
Noncontrolling interests	180.7	176.3
Total equity	3,707.6	3,719.0
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$11,077.1	$11,907.7

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(42.2)	$121.3

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	225.0	210.2
Non-cash lease expense	31.9	32.0
Deferred income taxes	(74.3)	15.2
Provision for bad debts	6.2	2.6
Provision for pension and other post-employment benefits	5.6	5.4
Share-based compensation	32.4	32.5
Other	308.7	212.4
Change in operating assets and liabilities:
Trade receivables	(166.6)	(187.1)
Inventories	16.8	38.9
Prepaid expenses and other current assets	25.0	13.7
Accounts payable and accrued expenses	257.7	128.5
Other current liabilities	49.5	(89.4)
Operating lease liabilities	(30.9)	(28.8)
Other assets and liabilities, net	(19.9)	24.5
Net cash provided by operating activities	624.9	531.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(100.6)	(120.8)
Proceeds from sale of equity investment	750.0	—
Proceeds from contingent consideration, license agreements, and sale of other long-lived assets, net	9.3	12.6
Net cash provided by (used in) investing activities	658.7	(108.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term debt	—	10.0
Proceeds from revolving loan facilities	853.9	1,011.9
Repayments of revolving loan facilities	(1,261.6)	(943.8)
Proceeds from issuance of other long-term debt	899.2	—
Repayments of other long-term debt	(1,465.7)	(490.6)
Dividend payment on Class A Common Stock and Series B Preferred Stock	(6.6)	(6.7)
Net proceeds from (payments of) foreign currency contracts	3.7	(10.3)
Payments related to forward repurchase contracts, including hedge valuation adjustment	(85.6)	(77.8)
Refunds related to hedge valuation adjustment	—	61.8
Distribution to noncontrolling interests	(3.7)	—
Payments of deferred financing fees and premium on bond extinguishment	(29.7)	(2.0)
All other	(10.4)	(13.8)
Net cash used in financing activities	(1,106.5)	(461.3)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	0.5	(14.4)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	177.6	(52.0)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	270.4	320.6
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$448.0	$268.6